STAAR Surgical Reports Third Quarter Financial Results
Thursday November 3, 4:00 pm ET
Third Quarter Operating Cash Usage Down 55% Year-Over-Year

MONROVIA, Calif., Nov. 3 — STAAR Surgical Company (Nasdaq: STAA — News), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today announced financial results for its third quarter ended September 30, 2005.

Net sales for the third quarter were $11,647,000, a decrease of 4% when compared with $12,140,000 for the same quarter last year. Changes in currency did not have a material impact on the third quarter 2005 net sales.

The decrease in net sales was due to a $1.0 million or 19% decrease in U.S. sales, principally IOLs, primarily due to concerns over the receipt of a letter from the FDA on July 5, 2005 that stated that STAAR was still not in compliance with Quality Systems Regulations. This decrease in U.S. sales was partially offset by a $527,000 or 8% increase in international sales.

During the third quarter, international VISIAN ICL® (ICL) sales increased 14% compared with the third quarter of 2004 and represented 9% of total sales for the quarter. In addition, international sales of the Company’s preloaded silicone IOL increased 66% and represent 11% of total IOL sales compared with 6% in the third quarter of 2004.

“Throughout the third quarter we continued to focus on executing the key components of our long-term growth strategy including building further market share and awareness for our ICL products,” said David Bailey, President and CEO of STAAR Surgical. “At the recent American Academy of Ophthalmology (AAO) meeting in Chicago, which attracts many of the world’s foremost ophthalmologists, we hosted an educational course on ICL surgery. The session was well attended and provided us an opportunity to retrain 150 surgeons on ICL surgery. We continue to see interest in our technology and believe that attendance at forums like the recent AAO event demonstrates the enthusiasm that continues to exist despite the lack of U.S. approval.

“While timing of any approval for our VISIAN ICL by the Food and Drug Administration (FDA) remains uncertain, we continue to communicate with the Agency,” continued Mr. Bailey. “As we disclosed earlier in the third quarter, the FDA determined that our pre-market approval application for our VISIAN ICL is approvable subject to the satisfactory outcome of its inspection of our Monrovia, California manufacturing facilities, methods and controls. On September 14, 2005, the FDA concluded its inspection of our facility and issued three Inspectional Observations on FDA Form 483, one of which was annotated as ‘corrected and verified.’ Following this interaction, we submitted our responses to the two outstanding observations on October 11, 2005. We continue to be encouraged by our interactions with the FDA and believe that the approval status for the ICL is progressing.

“International sales grew 15% year-to-date and represented 63% of total sales for the period. This growth was fueled by the strength of our ICL and Toric ICL (TICL), and preloaded silicone IOL products,” continued Mr. Bailey. “We believe that the continued penetration of our existing markets along with additional approvals of the ICL and TICL, including the pending approval in China, will support future international sales growth.”

Net sales for the nine-month period ended September 30, 2005 were $39,236,000 up 4% compared with $37,733,000 for the comparable period of 2004. Excluding the impact of changes in currency, net sales for the nine-month period ended September 30, 2005 were $38,621,000 an increase of 2% compared with the same period of 2004. For the nine-month period ended September 30, 2005, total ICL sales grew 38% compared with the similar period of 2004. Excluding the impact of changes in currency, ICL sales increased 37%. Preloaded silicone IOL sales grew 110% during the first nine months of 2005 compared with last year and 105% excluding currency. Year-to-date preloaded silicone IOL sales represented 10% of total IOL sales. Net loss for the third quarter of 2005 was $3,302,000, or $0.13 per share, compared with a net loss of $2,268,000, or $0.11 per share, for the same period last year. Net loss for the nine-month period ended September 30, 2005 was $7,750,000, or $0.33 per share, compared with a net loss of $6,948,000, or $0.36 per share for the same period last year.

“We are focused on turning around our U.S. cataract franchise and believe that the recent introduction of our three-piece Collamer IOL and injector system will have a positive impact on sales starting in the fourth quarter of this year,” continued Mr. Bailey. “The U.S. cataract market is highly competitive and during recent periods several factors have contributed to the declines we have experienced in this business. We believe that with the compliance issues largely behind us, we can address many of those factors and reverse the decline. Until this happens, we believe that sales of our Collamer three-piece IOL will continue to increase, but in the short term may not offset the sales declines in our other cataract products. We are convinced that an FDA approval of the ICL will restore STAAR’s reputation as a provider of leading-edge ophthalmic products.” STAAR exited the third quarter with approximately $15,054,000 in cash, cash equivalents and short-term investments compared with $9,312,000 at December 31, 2004. The Company used approximately $1,209,000 for operating activities during the third quarter, which is 55% below the Company’s cash usage of $2,710,000 during the third quarter of 2004 and 12% below the $1,376,000 cash usage level for the second quarter of 2005. Approximately $335,000 was invested in the purchase of property and equipment during the quarter. The level of cash used for operating activities during the quarter was at the lowest level since the second quarter of 2003. The Company continues to believe cash used in operating activities for the full year 2005 will be comparable to or lower than the $8.8 million used in 2004. STAAR’s bank debt at the end of the second quarter of 2005 was approximately $1,702,000. Total current liabilities, including the bank debt, were $10,744,000.

Gross profit margin was 44.6% for the third quarter of 2005 compared with 50.2% for the same quarter last year and 47.5% reported for the second quarter of 2005. The decline in gross profit from the third quarter of 2004 was due to an overall decrease in average selling prices of IOLs, changes in geographical and product mix, and higher IOL unit costs due to the allocation of fixed overhead across fewer units produced.

Selling, general, and administrative expenses for the third quarter of 2005 increased $338,000, or 4%, compared with the third quarter of 2004 and were slightly below expenses in the second quarter of 2005. The increase compared with the third quarter of 2004 is the result of $640,000 in reserves recorded against promissory notes of a former director of the Company due to the former director’s default under the notes and information, received during the quarter, that a mortgage the Company holds as collateral may be compromised. Notwithstanding the reserve, the Company believes that there is an obligation to repay the full amount of principal and interest on the notes, and will continue to pursue full repayment. Aggregate principal and interest owed to the Company was $1.9 million as of September 30, 2005, against which the Company has reserved $1.2 million.

Excluding the reserve of the note, selling, general, and administrative expenses decreased $302,000 due to lower marketing and selling and research and development expenses stemming from cost reduction measures taken during 2005. This decrease was partially offset by an increase in general and administrative expenses due to increased professional fees and insurance costs. General and administrative costs increased 8% compared with the third quarter of 2004 but decreased slightly compared with the second quarter of 2005.

Marketing and selling expenses decreased 5% compared with the third quarter of 2004 and were 10% lower than expenses incurred in the second quarter of 2005. The Company also decreased its research and development expenses by 17% compared with the third quarter of 2004 and 13% compared with the second quarter of 2005.

Conference Call

The Company will host a conference call and webcast today, November 3, 2005 at 5:00 p.m. Eastern Time to discuss the Company’s third quarter 2005 results and recent corporate developments. The dial-in number for the conference call is 800-366-7417 for domestic participants and 303-262-2191 for international participants. A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available through 11:59 p.m. Pacific Time on Thursday, November 10, 2005 and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, both using passcode 11041715#. To access the live webcast of the call, go to STAAR Surgical’s website at www.staar.com. An archived webcast will also be available at www.staar.com.

About STAAR Surgical

STAAR Surgical is a leader in the development, manufacture and marketing of minimally invasive ophthalmic products employing proprietary technologies. STAAR’s products are used by ophthalmic surgeons and include the VISIAN ICL as well as innovative products designed to improve patient outcomes for cataracts and glaucoma. STAAR’s ICL has received CE Marking, is approved for sale in 41 countries and has been implanted in more than 40,000 eyes worldwide. It is currently under review, but not yet approved, by the FDA for use in the United States.

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including any projections of earnings, revenue, cash or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements concerning proposed new products and government approval of new products, services or developments, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the outcome of our proceedings with the FDA Office of Compliance, which could delay the approval of the VISIAN ICL and result in restrictions on our ability to continue our business as well as harm to our reputation and stock price, our ability to implement our cost savings strategies and realize our expected savings, our limited capital resources, the success of our efforts in realigning our management team, our ability to reverse the decline in domestic sales of IOLs, market acceptance of our redesigned three-piece Collamer IOL and insertion system, our ability to maintain or enhance our existing product sales and gross profit margin and reduce compliance expenditures, the need to obtain regulatory approval for new products, acceptance of new products by medical practitioners and consumers, the rapid pace of technological change in the ophthalmic industry, our ability to compete with much larger ophthalmic companies, general domestic and international economic conditions, access to financing and other factors beyond our control, including those detailed from time to time in our reports filed with the Securities and Exchange Commission. STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

CONTACT Investors EVC Group Douglas Sherk, 415-896-6820	Media EVC Group Steve DiMattia, 646-277-8706

Jennifer Beugelmans, 415-896-6820

STAAR Surgical Company
Condensed Consolidated Statements of Income
(In 000's except for per share data)
	Three		Nine
	Months		Months
	Ended		Ended
	Sept 30,	Oct. 1,	Sept 30,	Oct. 1,
	2005	2005	2005	2005
Sales	$11,647	$12,140	$39,236	$37,733
Cost of goods sold	6,450	6,043	20,978	18,169

Gross profit	5,197	6,097	18,258	19,564

General and administrative	2,321	2,143	6,898	6,406
Marketing and selling	4,290	4,511	13,884	14,615
Research and development	1,274	1,533	4,023	4,882
Other charges	640	—	746	—

Total selling, general and administrative expenses	8,525	8,187	25,551	25,903

Operating loss	(3,328)	(2,090)	(7,293)	(6,339)
Other income, net	231	25	673	238

Loss before income taxes	(3,097)	(2,065)	(6,620)	(6,101)
Income tax provision	210	203	1,152	818
Minority interest	(5)	—	(22)	29

Net loss	($3,302)	($2,268)	($7,750)	($6,948)

Basic and diluted loss per share	($0.13)	($0.11)	($0.33)	($0.36)
Weighted average shares outstanding	24,797	20,550	23,343	19,281

STAAR Surgical Company
Condensed Consolidated Statements of Income
(In 000's except for per share data)
	Three				Nine
	Months				Months
	Ended				Ended
	Sept 30,	Oct. 1,	% Change		Sept 30,	Oct. 1,	% Change
	2005	2005			2005	2005
Geographic Sales
United States	$4,393	$5,414		-19%	$14,460	$16,224	-11%
Germany	5,072	5,001		1%	17,071	15,858	8%
Australia	751	471		59%	2,116	1,299	63%
Other	1,431	1,254		14%	5,589	4,352	28%

Total Sales	$11,647	$12,140		-4%	$39,236	$37,733	4%

Product Sales
Cataract	$10,534	$11,084		-5%	$34,731	$34,171	2%
Refractive	997	876		14%	4,020	2,915	38%
Glaucoma	116	180		-36%	485	647	-25%

Total Sales	$11,647	$12,140		-4%	$39,236	$37,733	4%

STAAR Surgical Company
Condensed Consolidated Balance Sheet
(in 000's)
	September 1,		December 31,
	2005		2004
Audited

Cash, cash equivalents, and short-term investments		$15,054		$9,312
Accounts receivable, net		5,631		6,217
Inventories, net		14,279		15,084
Prepaids, deposits, and other current assets		1,789		1,969

Total current assets		36,753		32,582

Investment in joint venture		283		125
Property, plant, and equipment, net		5,509		6,163
Patents and licenses, net		5,040		5,400
Goodwill, net		7,534		7,534
Other assets		131		169
Total assets		$55,250		$51,973

Notes payable		1,702		$3,004
Accounts payable		3,781		5,313
Other current liabilities		5,261		5,162

Total current liabilities		10,744		13,479

Other-long term liabilities		705		632

Total liabilities		11,449		14,111
Minority interest		—		22
Stockholders’ equity – net		43,801		37,840

Total liabilities and equity		$55,250		$51,973